Exhibit 99.1

For additional information, contact: David A. Hedges President and CEO (334) 821-9200

Press Release – January 27, 2026

Auburn National Bancorporation, Inc. Reports

Fourth Quarter and Full Year Results

Full Year 2025 Highlights:

•	Earnings per share increased 14%

•	Total revenue increased $2.2 million, or 7%

•	Net interest margin (tax-equivalent) improved 21 basis points to 3.27%

•	Provision for credit losses increased $0.6 million

•	Noninterest expense increased 3.5%

•	Nonperforming assets were $0.5 million or 0.05% of total assets at December 31, 2025

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net income of $1.7 million, or $0.48 per share, for the fourth quarter of 2025, compared to $2.2 million, or $0.64 per share, for the third quarter of 2025, and $1.6 million, or $0.45 per share, for the fourth quarter of 2024. For the full year 2025, the Company reported net earnings of $7.3 million, or $2.08 per share, compared to $6.4 million, or $1.83 per share, for 2024.

“Our fourth quarter and full year earnings reflect solid growth in our net interest income and margin, including record full year net interest income of $29.7 million,” said David A. Hedges, President and CEO. “Although our provision for credit losses increased, primarily due to two loan relationships, our asset quality, capital, and liquidity remain strong, our outlook for loan growth in 2026 has improved, and we continue to make progress on our digital banking initiatives. I would like to thank our team for all of their efforts in 2025, including their ongoing dedication to serving our customers and communities” said Mr. Hedges.

Net interest income (tax-equivalent) was $7.7 million for the fourth quarter of 2025, compared to $7.6 million in the third quarter of 2025, and $7.0 million for the fourth quarter of 2024. The increase in net interest income was primarily due to improved net interest margin.

Net interest margin (tax-equivalent) was 3.32% in the fourth quarter of 2025, compared to 3.30% in the third quarter of 2025, and 3.09% in the fourth quarter of 2024. The increase in net interest margin was primarily due to improved yields on interest-earning assets, and a decrease in our cost of interest-bearing deposits.

Nonperforming assets were $0.5 million, or 0.05% of total assets, at December 31, 2025, compared to $0.1 million, or 0.01% of total assets at September 30, 2025, and $0.5 million, or 0.05% of total assets, at December 31, 2024.

The Company recorded a provision for credit losses of $783 thousand in the fourth quarter of 2025, compared to a negative provision for credit losses of $255 thousand in the third quarter of 2025, and a negative provision for credit losses of $48 thousand in the fourth quarter of 2024. The provision for credit losses in the fourth quarter of 2025 was primarily due to two borrowing relationships. Net charge-offs were $304 thousand, or 0.22% of average loans on an annualized basis for the fourth quarter of 2025, compared to annualized net charge-offs of $78 thousand, or 0.06% for the third quarter of 2025, and annualized net recoveries of $16 thousand, or (0.01%) for the fourth quarter of 2024. Net charge-offs recognized in the fourth quarter of 2025 primarily related to one of the two borrowing relationships referenced above.

At December 31, 2025, the Company’s allowance for credit losses was $7.2 million, or 1.27% of total loans, compared to $6.7 million, or 1.20% of total loans at September 30, 2025 and $6.9 million, or 1.22% of total loans at December 31, 2024.

Noninterest income was $0.8 million in the fourth quarter of 2025, largely unchanged from the third quarter of 2025 and the fourth quarter of 2024.

Noninterest expense was $5.6 million in the fourth quarter of 2025, compared to $5.8 million in the third quarter of 2025, and $5.5 million in the fourth quarter of 2024. The decrease in noninterest expense compared to the third quarter of 2025 was primarily related to decreases in salaries and benefits expense and net occupancy and equipment expense. The increase compared to the fourth quarter of 2024 was primarily related to increases in other noninterest expense, which was partially offset by decreases in net occupancy and equipment expense.

The provision for income tax expense was $0.5 million for the fourth quarter of 2025, compared to income tax expense of $0.6 million for the third quarter of 2025, and $0.8 million for the fourth quarter of 2024.

The effective tax rate for the fourth quarter of 2025 was 21.50%, compared to 21.86% for the third quarter of 2025, and 34.73% for the fourth quarter of 2024. The provision for income tax expense and the effective tax rate for the fourth quarter of 2024 included discrete tax items which resulted in additional tax expense. Excluding these discrete items, the effective tax rate for the fourth quarter of 2024 would have been 21.55%. The Company’s effective income tax rate otherwise is principally affected by tax-exempt earnings from the Company’s investments in municipal securities, bank-owned life insurance, and New Markets Tax Credits.

Total assets were $1.0 billion at both December 31, 2025 and September 30, 2025, compared to $977.3 million at December 31, 2024. Loans, net of unearned income were $565.3 million at December 31, 2025, compared to $557.9 million at September 30, 2025 and $564.0 million at December 31, 2024. Total deposits were $922.0 million at December 31, 2025, compared to $917.3 million at September 30, 2025 and $895.8 million at December 31, 2024. At December 31, 2025, the Company had $79.7 million of reciprocal deposits sold off-balance sheet, compared to $33.0 million at September 30, 2025, and $74.1 million at December 31, 2024. The Company had no brokered deposits, FHLB advances or other wholesale borrowings outstanding at December 31, 2025, September 30, 2025, or December 31, 2024.

At December 31, 2025, the Company’s consolidated stockholders’ equity (book value) was $92.1 million, or $26.35 per share, compared to $89.6 million, or $25.65 per share at September 30, 2025, and $78.3 million, or $22.41 per share, at December 31, 2024. The increase from September 30, 2025 was primarily driven by net earnings of $1.7 million and other comprehensive income of $1.7 million due to a decrease in unrealized losses on securities available-for-sale, net of tax, which was partially offset by cash dividends paid of $0.9 million. The increase from December 31, 2024 was primarily driven by net earnings of $7.3 million, and other comprehensive income of $10.2 million due to a decrease in unrealized losses on securities available-for-sale, net of tax, which was partially offset by cash dividends paid of $3.8 million. Unrealized losses on securities do not affect the Bank’s capital for regulatory capital purposes.

The Company’s tangible common equity (“TCE”) ratio or total equity to total assets ratio was 9.04% at December 31, 2025, compared to 8.86% at September 30, 2025, and 8.01% at December 31, 2024. All of the Company’s marketable securities are classified as available-for-sale. Therefore, any changes in the fair value of the Company’s securities portfolio are reflected in total equity, net of tax, under generally accepted accounting principles.

The Company paid cash dividends of $0.27 per share in the fourth quarter of 2025. At December 31, 2025, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.0 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates seven full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements with respect to our objectives, expectations, anticipations, estimates and intentions and all statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “designed,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “seek” and other similar words and expressions of the future. Forward looking statements, include, without limitation, statements about future financial and operating results, costs and revenues, government policies and changes in policies, including Federal Reserve monetary and regulatory actions. Forward looking statements also include statements about economic conditions generally in our markets and which may affect us, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income or tax credits) and our mix and cost of deposits and wholesale liabilities, net interest income and margin, yields on earning assets, the market values and performance of securities held, effects of inflation and employment, including Federal Reserve monetary policies.

Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements and/or financial condition of the Company or the Bank to be materially different from future results, performance, achievements or financial condition expressed or implied by such forward-looking statements. Forward looking statements may not be realized due to numerous factors, including, without limitation, changes in employment levels, actual and expected changes in interest rates and interest rate expectations (generally and those applicable to our assets and liabilities) and the shape of the yield curve, and related changes in our asset values, especially investment securities, noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for credit losses, including possible adjustments to the fair values of securities available for sale, charge-offs, collateral values, credit quality, asset sales, insurance claims, and market trends. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those described in the “Cautionary Note Regarding Forward-Looking Statements” and the risks and uncertainties described under “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2024 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Fourth Quarter and Full Year Results/page 4

Financial Highlights (unaudited)

Quarter ended	Year ended December 31,
(Dollars in thousands, except per share amounts)	December 31, 2025	September 30, 2025	December 31, 2024	2025	2024
Results of Operations
Net interest income (a)	$7,732	$7,590	$6,988	$29,747	$27,204
Less: tax-equivalent adjustment	19	18	19	73	79

Net interest income (GAAP)	7,713	7,572	6,969	29,674	27,125
Noninterest income	754	829	845	3,119	3,474

Total revenue	8,467	8,401	7,814	32,793	30,599
Provision for credit losses	783	(255)	(48)	631	36
Noninterest expense	5,563	5,806	5,472	22,951	22,166
Income tax expense	456	623	830	1,956	2,000

Net earnings	$1,665	$2,227	$1,560	$7,255	$6,397

Per share data:
Basic and diluted net earnings:	$0.48	$0.64	$0.45	$2.08	$1.83
Cash dividends declared	$0.27	$0.27	$0.27	$1.08	$1.08
Weighted average shares outstanding:
Basic	3,493,699	3,493,699	3,493,699	3,493,699	3,493,690
Diluted	3,496,729	3,495,972	3,493,699	3,495,036	3,493,690
Shares outstanding, at period end	3,493,699	3,493,699	3,493,699	3,493,699	3,493,699
Book value	$26.35	$25.65	$22.41	$26.35	$22.41
Common stock price:
High	$27.98	$28.47	$24.57	$28.47	$24.57
Low	24.00	23.13	20.06	19.48	16.63
Period-end	$26.95	$28.44	$23.49	$26.95	$23.49
To earnings ratio (c)	12.96	x	13.87	x	12.77	x	12.96	x	12.84	x
To book value	102%	111%	105%	102%	105%
Performance ratios:
Return on average equity (annualized):	7.40%	10.65%	7.49%	8.61%	8.21%
Return on average assets (annualized):	0.66%	0.89%	0.63%	0.73%	0.65%
Dividend payout ratio	56.25%	42.19%	60.00%	51.92%	59.02%
Other financial data:
Net interest margin (a)	3.32%	3.30%	3.09%	3.27%	3.06%
Effective income tax rate	21.50%	21.86%	34.73%	21.24%	23.82%
Efficiency ratio (b)	65.56%	68.96%	69.86%	69.83%	72.25%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$482	$104	$503	$482	$503

Total nonperforming assets	$482	$104	$503	$482	$503

Net charge-offs (recoveries)	$304	$78	$(16)	$398	$(14)
Allowance for credit losses as a % of:
Loans	1.27%	1.20%	1.22%	1.27%	1.22%
Nonperforming loans	1,489%	6,434%	1,366%	1,489%	1,366%
Nonperforming assets as a % of:
Loans and other real estate owned	0.09%	0.02%	0.09%	0.09%	0.09%
Total assets	0.05%	0.01%	0.05%	0.05%	0.05%
Nonperforming loans as a % of total loans	0.09%	0.02%	0.09%	0.09%	0.09%
Net charge-offs (recoveries) as a % of average loans (annualized)	0.22%	0.06%	(0.01)%	0.07%	—%

	$		$		$		$		$
Selected average balances:
Securities		$234,018		$237,161		$255,168		$237,966		$258,155
Loans, net of unearned income		559,008		556,233		567,634		560,243		568,378
Total assets		1,009,953		997,892		991,275		996,477		982,268
Total deposits		917,178		909,293		904,605		909,644		902,429
Total stockholders’ equity		90,000		83,642		83,325		84,227		77,921
Selected period end balances:
Securities		$233,259		$236,420		$243,012		$233,259		$243,012
Loans, net of unearned income		565,354		557,912		564,017		565,354		564,017
Allowance for credit losses		7,176		6,691		6,871		7,176		6,871
Total assets		1,018,797		1,011,184		977,324		1,018,797		977,324
Total deposits		922,926		917,266		895,824		922,926		895,824
Total stockholders’ equity		92,053		89,613		78,292		92,053		78,292

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” above and “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.
(b)

Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” above.

(c)	Calculated by dividing period end share price by earnings per share for the previous four quarters.

Reports Fourth Quarter and Full Year Results/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended			Year ended December 31,
(Dollars in thousands, except per share amounts)	December 31, 2025	September 30, 2025	December 31, 2024	2025	2024
Net interest income, as reported (GAAP)	$7,713	$7,572	$6,969	$29,674	$27,125
Tax-equivalent adjustment	19	18	19	73	79

Net interest income (tax-equivalent)	$7,732	$7,590	$6,988	$29,747	$27,204